                                                                   EXHIBIT 10.10


EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL EMPLOYMENT AGREEMENTS ENTERED INTO WITH EXECUTIVE OFFICERS

     The Company entered into an employment agreement dated November 2, 2001, with Howard B. Witt, the Chairman, President and Chief Executive Officer of the Company. His employment agreement has a term ending on December 31, 2003, and provides that Mr. Witt will receive an annual salary of no less than $475,000, plus bonuses to be determined from time to time by the Board of Directors of the Company. To the extent he is otherwise eligible during the term of his Employment Agreement, Mr. Witt will participate in and receive the benefits of any and all stock options, pension, retirement, vacation, profit sharing, health, disability insurance and other benefit plans, programs and policies maintained by the Company.

     Mr. Witt's employment agreement provides that during its term, but subject to election and removal by the Board of Directors of the Company, Mr. Witt will serve as Chairman, President and Chief Executive Officer of the Company.

     In the event that the Company were to terminate Mr. Witt's employment without Cause (as defined in his employment agreement), or Mr. Witt were to terminate his employment for Good Reason (as defined in his employment agreement), he would continue to be paid the compensation he would otherwise have earned for the remaining balance of the term of his employment agreement plus monthly payments of $20,833.33 for twenty-four months commencing January 1, 2004, in lieu of the compensation which would have been paid to Mr. Witt by the Company under his consulting agreement described below.

     Mr. Witt has agreed that he will not compete with the Company for a period of two years after any termination of his employment during the term of his employment agreement, unless the Company shall terminate his employment without Cause or Mr. Witt terminates his employment for Good Reason.

     In the event Mr. Witt continues as an employee of the Company for the entire term of his employment agreement, the Company and he have agreed to enter into a two-year consulting agreement which will pay Mr. Witt $250,000 per year and which will require him to provide certain consulting services to the Company. If so requested by the Board of Directors of the Company and elected by the stockholders of the Company, Mr. Witt has agreed to serve as a Director of the Company during the two-year term of his consulting agreement.

     The Company entered into change of control employment agreements dated November 2, 2001, with Mr. Witt and dated September 1, 2001, with Kenneth R. Audino, William S. Barron and Philip G. Franklin. These change of control employment agreements are designed to provide these individuals with certain employment and compensation protection in the event that there was a Change of Control (as defined in these agreements) with respect to the Company at any time prior to January 1, 2004, with respect to Mr. Witt, and prior to September 1, 2006, with respect to the others. If such a Change of Control were to occur and any of these individual's employment with the Company was terminated at any time during the two-year period thereafter, other than for Cause (as defined in these agreements), or if during these time periods any of these individuals were to terminate his employment for Good Reason (as defined in these agreements), then the Company would be obligated to make the payments described below for the benefit of these individuals.

     Under Mr. Witt's change of control employment agreement, and in order to compensate Mr. Witt for the compensation he would have received under his consulting agreement, Mr. Witt's annual base salary would be increased by $250,000 and the Company would pay him his compensation which had accrued prior to the date of termination, including an annualized bonus, plus an amount equal to the product of two times the sum of Mr. Witt's annual base salary plus bonus. Additionally, the Company would contribute on behalf of Mr. Witt to the Company's Supplemental Executive Retirement Plan (the "SERP") an amount equal to the amount which would have been credited to Mr. Witt's account under the SERP if Mr. Witt had continued in the employment of the Company for an additional two years after the date of termination and Mr. Witt's SERP account balance would no longer be subject to forfeiture in the event he were to be employed by a competitor of the Company.

     In the event any payments received by Mr. Witt upon a Change of Control would require him to pay the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, the Company would make an additional payment to Mr. Witt in an amount such that, after payment by Mr. Witt of such excise tax, Mr. Witt would retain the same amount of the payments made by the Company to him which he would have retained if he had not paid the excise tax.

     With respect to the other individuals, under their change of control employment agreements they will be paid their accrued compensation and annualized bonus, and will receive an amount equal to two times the sum of their annual salary plus bonus, two additional years of crediting under the SERP and two years of continuing medical insurance benefits. They will also receive the excise tax "gross-up" payment described above. Additionally, if any individual were to terminate his employment with the Company for Good Reason (as defined in these agreements) or be terminated by the Company other than for Cause (as defined in these agreements) during the two-year period following a Change of Control the individual's account balance under the SERP would not be subject to forfeiture in the event he were to work for a competitor of the Company.

     Unless the Company were to terminate Mr. Witt's employment for Cause or Mr. Witt were to terminate his employment with the Company without Good Reason, upon any termination of Mr. Witt's employment with Littelfuse (either during the term of his employment agreement or his change of control employment agreement) he will receive the following benefits: (1) the maturity date of any outstanding loans made by the Company to Mr. Witt under the Littelfuse Executive Loan Program would be extended until the first anniversary of any such termination;
(2) all of Mr. Witt's outstanding stock options would vest and he would have three years after any such termination to exercise these stock options; and (3) Mr. Witt and his spouse would continue to receive for ten years after any such termination life insurance and medical insurance benefits comparable to those which were being provided to Mr. Witt and his spouse immediately prior to such termination.



                                       2